

Jean-Michel Basquiat (b. 1960–d. 1988)



The Painting was purchased before the sale of Basquiat's "El Gran Espectaculo" in May 2023, a comparable work which realized a price exceeding $67 million, joining the 4 other Basquiat works to break $50 million.

INVESTMENT THESIS

Initial Offering Price
$36,689,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$60.0m
$40.0m
$20.0m
$0.0m
88
93
98
03
08
13
18
23

Price Appreciation of Similar Works
22.1%

Sharpe Ratio (1984-2022) — watch video

Jean-Michel Basquiat	▲1.55
All Art	0.28
S&P 500	0.59

49% Progress

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Jean-Michel Basquiat

(b. 1960–d. 1988)

Why we like this offering

1. Jean-Michel Basquiat remains one of the most influential and culturally significant artists of the 20th century, and holds the second highest auction record for any American artist at $110.5 million only behind Warhol's "Shot Sage Marilyn" which achieved a result exceeding $195 million.
2. Executed in 1982, an extremely influential period for the artist, the Painting brings together key elements of the artist's influential style, including direct references to popular culture and a pithy use of language.
3. Edge to edge, the Painting is unmistakably hot, not unlike fried chicken. Spanning twelve feet across both canvases—the orange, yellow, and red brushstrokes evoke an incendiary sensation.
4. Painting was first exhibited at the eponymous Annina Nosei Gallery, as part of Basquiat's first solo exhibition in 1982.
5. 7 of the artist's top 10 auction records were achieved by works created in 1982. Most recently, in May 2022, an untitled painting by Basquiat executed the same year as the Painting sold for $85 million at Phillips.

6 Basquiat's iconic crown can be spotted on the top left corner of the canvas. The crown is used frequently across the Artist's work and is thought to signify the duality of his self-image; both as a king of the world and the human suffering insinuated by the crown of thorns.

1. **As of June 7, 2023, examples similar to the Painting have recently achieved prices as high as $67 million at auction. "El Gran Espectaculo" (1983) sold for $67,110,000 at Christie's, New York, on May 15, 2023, and represents the artist's fourth highest auction price recurred, and "The Guilt of Gold Teeth" (1982) sold for $40,000,000 at Christie's, in November 2021.**

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$183,147,615	21	$98,000,000

Average Prices


16.4M
12.3M
8.2M
4.1M
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


361.4M
271M
180.7M
90.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold


59
44.25
29.5
14.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$36,689,000**

Offering Circular sec.gov/edgar

Painting


PELIGROSO
DANGER
TAR TOWN
POLLO FRITO
ASBESTOS
ASBESTOS
ASBESTOS
Yo
REKS
GLASS


TAR TOWN
POLLO FRITO
REKS



About Jean-Michel Basquiat

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. In 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave." Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism.

INVEST NOW

JEAN-MICHEL

BASQUIAT

b. 1960 – d. 1988, UNITED STATES

Acrylic, oil, and enamel on canvas, in two parts | 60 x 120 in. (152 x 305 cm.)

The Painting was purchased before the sale of Basquiat's "El Gran Espectaculo" in May 2023, a comparable work which realized a price exceeding $67 million, joining the 4 other Basquiat works to break $50 million.


PELIGROSO
DANGER
TAR TOWN
POLLO FRITO
REKS

$36,689,000 INITIAL OFFERING	
22.1% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	▲1.55 SHARPE RATIO[5]
33.1% ANNUAL GROWTH OF RECORD PRICE[3]	18.6% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a complex example of Jean-Michel Basquiat’s distinct aesthetic and visual vocabulary. Executed in 1982, the Painting brings together key elements of the artist’s influential style, including direct references to popular culture and a pithy use of language. The orange-heavy diptych contains several of the Artist’s most commonly used iconographic symbols. There is text in varying sizes repeated across the Painting. For Basquiat, text is a poetic play-on-words which confronts the viewer with the task of reading and then interpreting. The Spanish title of the painting, Pollo Frito, translates to fried chicken in English. The title may allude to the racist undertones behind the American staple: slave owners had once fed their slaves fried chicken because the animal was a cheap way to provide nutritional value. It is worth noting that Pollo Frito is the only text in red on the painting—further- ing the racial charge. Asbestos can be seen on several other works the Artist created that year, specifically, on Pollo Frito, it is written three times on the bottom left quadrant. The year before the Painting was created, the Johns-Manville Corporation was allowed to file for bankruptcy in a successful effort to evade decades of asbestos exposure claims. Edge to edge, the Painting is unmistakably hot, not unlike fried chicken. Spanning twelve feet across both canvases—the orange, yellow, and red evoke an incendiary sensation. Basquiat’s iconic crown can be spotted on the top left corner of the canvas. The crown is used frequently across the Artist’s work and is thought to signify the duality of his self-image; both as a king of the world and the human suffering insinuated by the crown of thorns. Basquiat’s appropriation and assemblage of various sources, both recognizable and esoteric, create a complex narrative with ambiguous meaning. Keith Haring, a friend and fellow artist, recognized Jean-Michel’s innovative practice, stating that his “expertise at the assembling and disassembling of language has revealed new meanings to old words…he used words like paint. He cut them, combined them, erased them, and rebuilt them.” As of June 7, 2023, examples similar to the Painting, which feature prominent text and iconography, have very recently achieved prices as high as $67.1 million at auction. “El Gran Espectaculo” (1983), which is also a large scale horizontal containing figures and comparable color schemes, sold for $67,110,000 at Christie's, New York, on May 15, 2023, and represents the artist’s fourth highest auction price record, and “The Guilt of Gold Teeth” (1982) sold for $40,000,000 at Christie’s, New York on November 9, 2021. The Painting’s subject, composition, and execution make it a commercial and desirable example by Jean-Michel Basquiat.

AS OF JUNE 7TH, 2023, JEAN-MICHEL BASQUIAT’S AUCTION RECORDS ARE LED BY THE SALE OF *UNTITLED* (1982), WHICH SOLD FOR $110,487,500 AT SOTHEBY’S, NEW YORK ON MAY 18, 2017, FOLLOWED BY *IN THIS CASE* (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE’S, NEW YORK ON MAY 11, 2021, AND *UNTITLED* (1982), WHICH SOLD FOR $85,000,000 AT PHILLIPS, NEW YORK ON MAY 18, 2022, AFTER PREVIOUSLY SELLING FOR $57,285,000 SIX YEARS PRIOR.

Shortly after Basquiat’s inclusion in the groundbreaking 1981 MoMA PS1 exhibition, “New York/New Wave”, curated by Diego Cortez, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982, the same exhibition in which the Painting was first exhibited and sold. That same year, Basquiat traveled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. The gallery shows repeatedly sold out, while the young artist struggled with feelings of ambivalence towards his growing fame and fortune. Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism. By the time a profile of Basquiat, titled “New Art, New Money,” was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified. After a banner year in 2021, Basquiat’s total auction market turnover in 2022 remained in the top 10 of all artists with $221 million in total sales, inclusive of Buyer’s Premium, signaling continued demand for the artist’s work. As of June 7, 2023, Jean-Michel Basquiat’s auction records are led by the sale of “Untitled” (1982), which sold for $110,487,500 at Sotheby’s, New York on May 18, 2017, followed by “In This Case” (1983), which sold for $93,105,000 at Christie’s, New York on May 11, 2021, and “Untitled” (1982), which sold for $85,000,000 at Phillips, New York on May 18, 2022, after previously selling for $57,285,000 six years prior.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$70.0M
$52.5M
$35.0M
$17.5M
1984
1987
1990
1993
1996
1999
2002
2005
2008
2011
2014
2017
2020
2023

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century. He was born in Brooklyn, New York, to a Puerto Rican mother and Haitian father. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. These early experiences shaped Basquiat's artistic practice, and in 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave" curated by Diego Cortez. The reception of Basquiat's work at this show would lead him to partner with influential gallerists such as Annina Noisei and Larry Gagosian. Following an introduction by gallerist Bruno Bishoffberger, Basquiat became close friends with the iconic Pop artist, Andy Warhol. Warhol's untimely death in 1987 greatly distressed Jean-Michel, who had been struggling with drug addiction for years. In 1988, Jean-Michel Basquiat was found dead of an overdose in his NoHo loft on Great Jones Street in downtown Manhattan. In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018 to 2019. In April 2022, an exhibition including over 200 artworks, artifacts and ephemera was organized by the Basquiat family titled "Jean-Michel Basquiat: King Pleasure," at the Starrett-Lehigh Building in New York City.



JEAN-MICHEL BASQUIAT,


PELIGROSO
PELIGROSO
DANGER
ASBESTOS
ASBESTOS
ASBESTOS
TAR
TOWN
POLLO
FRITO
BROKE
GLASS
REKS

JEAN-MICHEL BASQUIAT,


PELIGROSO
DANGER
TAR
TOWN
POLLO
FRITO
REKS

JEAN-MICHEL BASQUIAT,

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: Works from 1980 to 1983, measuring between 50 inches by 70 inches to 170 inches by 170 inches. The set excludes works on panel, examples with Xerox and paper collage, silkscreen and/or screen printed elements and works on single panel cross bar. The set also excludes works with sparse composition, works without all over paint and works featuring large skulls/heads. The set of similar works includes works with horizontal and vertical composition: excluding vertical works sale, the set of transactions have increased at an estimated 21.5% CAGR implied from selected sales occurring from November 5, 1985 to May 15, 2023. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 22.1% CAGR implied from selected sales occurring from November 5, 1985 to May 15, 2023. Excluding works with a vertical composition (where height is greater than or equal to width), The realized prices comprised by this set of transactions have increased at an estimated 21.8% CAGR implied from selected sales occurring from November 5, 1985 to May 15, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 33.1% from November 2, 1984 to December 31, 2022. This calculation is based on (i) a record price of $1,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 18.6%, which is based on 109 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 1.55. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.